Exhibit 10.5

Securing Your Network

January 17, 2003

Sumedh Thakar

[Address]

Dear Sumedh:

On behalf of Qualys, Inc., I am pleased to offer you the position of Software Engineer, reporting to Gerhard Eschelbeck. Your location of work will be Redwood City, CA. The details of your offer are outlined below:

Salary:	$85,000* (Annual Salary) less payroll deductions and all required withholding. *To be paid semi-monthly.

Benefits:	You will be eligible for the following standard Company benefits as of the first of the month following date of hire: Medical and Dental Insurance, 401k plan, Flexible Spending, 3 weeks Vacation, Sick Leave, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions, available for your review. QUALYS may modify compensation and benefits from time to time as it deems necessary.

Stocks:	We will recommend to the Board of Directors that you be granted a stock option to purchase 30,000 shares of Common Stock under Qualys’ 2000 Equity Incentive Plan. Your option will be subject to a four-year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your shares under your initial option would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary.

Visa:	Qualys has agreed to sponsor and pay for the transfer of your H1-B Visa as needed. If your employment with Qualys terminates before completing one full year of service from the date of receipt of the visa, with the exception of a reduction in force, you will be fully responsible for the incurred costs associated with the transfer of the H1-B Visa.

As a QUALYS employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibit unauthorized use or disclosure of QUALYS’ proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is

Qualys, Inc.

1600 Bridge Parkway, Redwood Shores, CA 94065

T 650 801 6100 F 650 801 6101 www.qualys.com

generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment relationship with QUALYS is at-will. You may terminate your employment with QUALYS at any time and for any reason whatsoever simply by notifying QUALYS. Likewise, QUALYS may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with QUALYS. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service.

We look forward to your acceptance of employment with QUALYS under the terms described above. To accept this offer, please sign and date this letter. Please return the original offer letter along with the Employee Proprietary Information and Inventions Agreement in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on January 20, 2003 and is contingent upon successful reference checks.

Sumedh, we are excited about you joining our team and will schedule your orientation for 9am on your first day of employment. If you have any questions, please feel free to call me at (650) 801-6151.

Sincerely,

/s/ Rima J. Touma Bruno
Rima J. Touma Bruno Director, Human Resources

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Sumedh Thakar	1/20/2003
Sumedh Thakar		January , 2003